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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-12
Ross Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2001

Dear Stockholder:

You are cordially invited to attend the 2001 Ross Stores, Inc. Annual Meeting of Stockholders which will be held at 11:00 a.m. on Thursday, May 31, 2001 at the company's corporate headquarters located at 8333 Central Avenue, Newark, California. If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least 10 days before the meeting.

Please complete the enclosed proxy card and return it in the envelope provided for that purpose as soon as possible so that your shares will be represented and voted at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice-Chairman and
Chief Executive Officer

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 31, 2001

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Thursday, May 31, 2001 at 11:00 a.m. PDT, at the company's corporate headquarters located at 8333 Central Avenue, Newark, California for the following purposes:

  1.
  To elect two Class III directors for a three-year term.

  2.
  To approve the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan.

  3.
  To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 2, 2002.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 6, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 30, 2001

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your Proxy.

PRINTED ON RECYCLED PAPER

PROXY STATEMENT

2001 Annual Stockholders Meeting

ROSS STORES, INC.
8333 Central Avenue
Newark, California 94560
(510) 505-4400

PROXY SOLICITATION

    The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 31, 2001, at 11:00 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on April 6, 2001, shall be entitled to vote. The meeting will be held at the company's corporate offices located at 8333 Central Avenue, Newark, California.

    The date of this Proxy Statement is April 30, 2001, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended February 3, 2001, including financial statements, is enclosed with this Proxy Statement.

    The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting of Stockholders. The stockholders will be asked to (i) elect two Class III directors to serve a three-year term; (ii) approve the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan; and (iii) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 2, 2002.

    The company had outstanding, on April 6, 2001, 80,550,177 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. The company's Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table contains information as of April 6, 2001 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the company by (i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

Name of Beneficial Owner and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock Outstanding
Wellington Management Company LLP 75 State Street Boston, MA 02109	8,625,000	(2)	10.7%
Vanguard/Windsor Funds, Inc. P. O. Box 2600, V37 Valley Forge, PA 19482	8,625,000	(2)	10.7%
First Pacific Advisors Inc. 11400 W. Olympic Blvd., Suite 1200 Los Angeles, CA 90064	5,587,250	(2)	6.9%
Viking Global Performance LLC 280 Park Avenue, 35th Floor New York, NY 10017	4,103,500	(2)	5.1%
Michael Balmuth	1,191,661	(3)	1.5%
Norman A. Ferber	9,333	(4)	*
Sharon D. Garrett	0		*
Lawrence M. Higby	13,555	(5)	*
Stuart G. Moldaw	6,823	(6)	*
George P. Orban	719,941	(7)	*
James C. Peters	460,000	(8)	*
Philip Schlein	13,333	(9)	*
Donald H. Seiler	298,173	(10)	*
Barry S. Gluck	250,627	(11)	*
Irene A. Jamieson	207,916	(12)	*
Barbara Levy	260,728	(13)	*
All executive officers and directors as a group (19 persons, including the executive officers and directors named above)	4,170,824	(14)	5.1%

*Less than 1%

(1)
To the knowledge of the company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. A portion of the immediately exercisable options described in the footnotes to this table are subject to certain vesting restrictions whereby the company has the right to repurchase all unvested shares at the optionee's exercise price if the options are exercised before fully vested and the optionee's employment with the company terminates.

(2)
Information is as of December 31, 2000, pursuant to Schedule 13G's filed with the Securities and Exchange Commission. Wellington Management Company LLP and Vanguard/Windsor Funds, Inc. share beneficial ownership interest in some or all of the listed shares.

(3)
Mr. Balmuth. Includes options to purchase 638,333 shares of the company's common stock exercisable within 60 days of April 6, 2001. Also includes 550,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(4)
Mr. Ferber. Represents options to purchase 9,333 shares of the company's common stock exercisable within 60 days of April 6, 2001.

(5)
Mr. Higby. Includes options to purchase 13,055 shares of the company's common stock exercisable within 60 days of April 6, 2001.

(6)
Mr. Moldaw. Represents options to purchase 6,823 shares of the company's common stock exercisable within 60 days of April 6, 2001.

(7)
Mr. Orban. Includes 609,408 shares held in the name of Orban Partners and 29,200 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 29,333 shares of the company's common stock exercisable within 60 days of April 6, 2001.

(8)
Mr. Peters. Includes options to purchase 60,000 shares of the company's common stock exercisable within 60 days of April 6, 2001. Also includes 400,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(9)
Mr. Schlein. Represents options to purchase 13,333 shares of the company's common stock exercisable within 60 days of April 6, 2001. Mr. Schlein's term as a member of the Board of Directors expires on May 31, 2001.

(10)
Mr. Seiler. Includes options to purchase 9,333 shares of the company's common stock exercisable within 60 days of April 6, 2001.

(11)
Mr. Gluck. Includes options to purchase 114,555 shares of the company's common stock exercisable within 60 days of April 6, 2001 and 103,222 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting. Also includes 825 shares held indirectly by Mr. Gluck for his minor children.

(12)
Ms. Jamieson. Includes options to purchase 100,553 shares of the company's common stock exercisable within 60 days of April 6, 2001. Also includes 105,925 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(13)
Ms. Levy. Includes options to purchase 87,221 shares of the company's common stock exercisable within 60 days of April 6, 2001. Also includes 105,925 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(14)
Includes 1,477,952 shares subject to outstanding options held by directors and executive officers, which were exercisable on April 6, 2001 or within 60 days thereof. Also includes 1,531,334 shares of the company's common stock granted to executive officers under the company's 1988 Restricted Stock Plan, all of which remain subject to vesting.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

    The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine members. Philip Schlein, a Class III director whose term expires on May 31, 2001, will not be standing for re-election, which will create one opening on the Board of Directors, which the Board intends to fill. The remaining two Class III directors to be elected at the 2001 Annual Meeting are being elected to hold office until the 2004 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than two nominees.

    The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.

	Principal Position During Last Five Years	Age	Director Since
Nominees for Election as Class III Directors with Terms Expiring in 2004

Norman A. Ferber	Consultant to the company since September 1996. Chairman of the Board since March 1993; Chief Executive Officer of the company from March 1993 through August 1996; President and Chief Executive Officer from January 1988 to March 1993; President and Chief Operating Officer from February 1987 to January 1988. Prior to February 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the company.	52	1987

James C. Peters	President and Chief Operating Officer of the company since August 2000. President, U.S. Stores for Staples, Inc. from March 1998 to July 2000. Executive Vice President, U.S. Stores for Staples, Inc. from September 1997 to February 1998. Vice President of Sales and Operations for the Western U.S. Division of Office Depot, Inc. from 1994 to August 1997.	39	2000
Incumbent Class I Directors with Terms Expiring in 2002

Stuart G. Moldaw	Consultant to the company. Chairman Emeritus of the company since March 1993. From August 1982 until March 1993, Chairman of the Board and, from February 1987 until January 1988, Chief Executive Officer of the company. Until February 1990, general partner of U.S. Venture Partners. Chairman of the Board of Gymboree Corporation since January 1994 and Chief Executive Officer from February 2000 to February 2001. Director of iParty.com.	74	1982

George P. Orban	Chairman of the Board of Egghead.com, Inc. since January 1997, and Chief Executive Officer from January 1997 to November 1999. Managing partner of Orban Partners, a private investment company, since May 1984.	55	1982

Donald H. Seiler	Founding Partner of Seiler & Company. Mr. Seiler is a Certified Public Accountant. Director of Greater Bay Bancorp.	72	1982
Incumbent Class II Directors with Terms Expiring in 2003

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the company since September 1996; from July 1993 through August 1996, Executive Vice President, Merchandising; and from November 1989 through June 1993, Senior Vice President, Merchandising.	50	1996

Lawrence M. Higby	President and Chief Operating Officer of Apria Healthcare Group, Inc. since November 1997. From June 1994 to April 1997, President of 76 Products Company, Unocal Corporation. From January 1992 to May 1994, Executive Vice President Marketing, Times Mirror Co.	55	1998

Sharon D. Garrett	Chief Executive Officer of Zyan Communications from April 2000 to November 2000. Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. From 1986 to 1989, Deputy Director of UCLA Medical Center. Chief Operating Officer—U.S. Operations for Porton International from 1984 to 1986.	52	2000

    During fiscal 2000, the Board of Directors held five meetings. No member of the Board attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The company has standing audit, compensation and nominating committees.

    Audit Committee.  The Audit Committee consists of three independent outside directors—Messrs. Seiler, Higby and Orban. The functions of the Audit Committee are described below under the heading Board of Directors Audit Committee Report.

    Compensation Committee.  The Compensation Committee consists of two independent outside directors—Messrs. Orban and Schlein. Mr. Schlein's term as a member of the Board of Directors expires on May 31, 2001. The committee held one meeting during fiscal 2000. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Compensation Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the company's (i) 1992 Stock Option Plan (ii) 2000 Equity Incentive Plan, (iii) Employee Stock Purchase Plan, (iv) 1988 Restricted Stock Plan and (v) Incentive Compensation Plan and determines the performance goals under that plan. Decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board .

    Nominating Committee.  The Nominating Committee consists of four independent outside directors—Messrs. Higby, Orban, Schlein and Seiler. Mr. Schlein's term as a member of the Board of Directors expires on May 31, 2001. The committee held one meeting during fiscal 2000. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the bylaws of the company. The last day for submissions for next year's meeting will be December 31, 2001.

    Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee also recommends to the Board of Directors the selection of the company's independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by National Association of Securities Dealers, Inc. ("NASD") listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

    Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

    In this context, we held five meetings during fiscal 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the company's independent auditors. We discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal controls.

    We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 3, 2001 with management and the company's independent auditors.

    We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

    The company's independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the company. When considering their independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit and review of the company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to the company's independent auditors for audit and non-audit services.

    Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the company's audited consolidated financial statements for the fiscal year ended February 3, 2001 be included in the company's Annual Report on Form 10-K. We have also recommended the selection of the company's independent auditors, and, based on our recommendation, the Board has selected Deloitte & Touche LLP as the company's independent auditors for the fiscal year ended February 2, 2002.

Audit Fees

    The aggregate fees billed by Deloitte & Touche LLP, the members of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the company's annual financial statements for the year ended February 3, 2001 and for the reviews of the financial statements included in the company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $258,000.

Audit-Related Fees

    The aggregate fees billed by Deloitte for audit-related professional services rendered for the year ended February 3, 2001 were approximately $397,000. Audit related services include the review of SEC registration statements, audits of employee benefit plans, information systems assurance and advisory services, including controls reviews, consultation on accounting standards or transactions, internal audit services and statutory audits not necessary for the signoff on the consolidated financial statements.

Financial Information Systems Design and Implementation Fees

    There were no fees paid to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended February 3, 2001.

All Other Fees

    The aggregate fees billed by Deloitte for services rendered to the company, other than services described above under "Audit Fees," "Audit-Related Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended February 3, 2001 were approximately $141,000. These fees were mainly for tax-related services.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Lawrence M. Higby
George P. Orban

COMPENSATION AND OTHER TRANSACTIONS
WITH OFFICERS AND DIRECTORS

ROSS STORES, INC.
BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee's recommendations concerning executive officer compensation during the last fiscal year.

Compensation Philosophy

    The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

    Compensation for the company's executive officers, including the executive officers named in the Summary Compensation Table, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan ("Restricted Stock Plan"), stock options granted under the 1992 Stock Option Plan ("Option Plan") and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary according to the company's achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.

Section 162(m) of the Internal Revenue Code of 1986

    It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the hiring of executive officers may not be fully deductible to the extent that, when added to other non-exempt compensation for a particular executive, it exceeds the $1 million limit in any tax year. Grants under the company's Restricted Stock Plan also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

Executive Officers' 2000 Compensation

    Salary.  Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 2000, the average merit increase in base salaries for all executive officers as a group was 5%.

    Annual Incentive Bonus.  The company's Incentive Compensation Plan was adopted by the Board of Directors effective May 1987, was originally approved by the company's stockholders in 1996 and has been submitted as amended for approval with this Proxy Statement in 2001. The Incentive Compensation Plan is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards that will be payable at varying levels of pre-tax earnings achieved by the company. Such potential awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula, subject to an overriding limitation on the maximum dollar amount that may be paid to any participant. Potential awards now range from 0% to 120% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

    The Incentive Compensation Plan for Fiscal 2000 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 50% to 65% of base salary. During fiscal 2000, the company's results performed above the minimum threshold but below the targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 2000 to all executive officers as a group represented approximately 26% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 26% to 65% of executive officers' base salaries as a group.

    Stock Award Programs.  In fiscal year 2000, the company's executive officers were eligible for stock awards under the Restricted Stock Plan and the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

    The Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain their stock.

    All stock option awards are granted with an exercise price equal to the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 2000 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three or four year period.

Chief Executive Officer's 2000 Compensation

    A majority of the total potential compensation for Michael Balmuth, the company's Chief Executive Officer is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth's 2000 incentive bonus and stock award compensation were earned under the same plans made available to all executive officers, as discussed above.

    Salary.  Mr. Balmuth's fiscal 2000 base salary was established by the terms of his employment agreement, which was entered into with the company on February 1, 1995 and, as amended, extended through February 3, 2003. Effective March 22, 2001, the company and Mr. Balmuth entered into a new employment agreement that provides for an annual base salary of not less than $881,000 and extends through January 29, 2005, unless earlier extended, renegotiated or terminated. Mr. Balmuth's 2000 annual base salary of $847,819 represented an increase of 3.9% over his 1999 base salary of $815,736. (See "Employment Contracts, Termination of Employment and Change In Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

    Bonus.  The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 2000, the company's results performed above the minimum threshold but below the targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $298,701 for 2000, which equaled 35% of his base salary at year-end.

    Stock Awards.  Mr. Balmuth did not receive any restricted stock or option awards in 2000.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
Philip Schlein

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation paid or accrued by the company for the 2000, 1999 and 1998 fiscal years to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company as of the end of the 2000 fiscal year (the "Named Executive Officers").

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) ($)		Bonus(2) ($)		Other Annual Compensation ($)		Restricted Stock Awards(3) ($)		Securities Underlying Options (#)	All Other Compensation(4) ($)
Michael Balmuth Vice Chairman of the Board & Chief Executive Officer	2000 1999 1998	$ $ $	847,819 815,736 693,750	$ $ $	298,701 721,111 650,000	$ $ $	6,807 5,420 4,043	$ $ $	0 0 6,037,500	0 0 670,000	$ $ $	7,249 4,996 7,522
James C. Peters(5) President & Chief Operating Officer	2000 1999 1998		$361,080 n/a n/a		$3,600,000 n/a n/a		$5,426 n/a n/a		$6,737,500 n/a n/a	800,000 n/a n/a		$50,291 n/a n/a
Barry S. Gluck Senior Vice President & General Merchandising Manager	2000 1999 1998	$ $ $	439,000 408,313 383,875	$ $ $	131,126 251,838 217,125	$ $ $	3,390 2,699 1,215	$ $ $	1,092,094 476,438 504,000	36,000 24,000 24,000	$ $ $	5,993 6,164 8,931
Irene A. Jamieson Senior Vice President & General Merchandising Manager	2000 1999 1998	$ $ $	437,999 407,313 382,875	$ $ $	130,829 251,226 216,563	$ $ $	7,079 3,613 0	$ $ $	794,250 736,313 672,000	36,000 24,000 24,000	$ $ $	5,683 4,102 5,064
Barbara Levy Senior Vice President & General Merchandising Manager	2000 1999 1998	$ $ $	436,831 406,313 381,875	$ $ $	130,532 250,614 216,000	$ $ $	844 3,365 2,375	$ $ $	794,250 909,563 504,000	36,000 24,000 24,000	$ $ $	5,250 5,078 4,864

(1)
Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 4 below.

(2)
Includes all payments made to those executive officers listed in the above table under the company's Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation above. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Peters: the amount paid in 2000 includes a signing bonus of $3,000,000 and a guaranteed bonus of $469,216, both of which were paid according to the terms of his Employment Agreement with the company (see "Employment Contracts, Termination of Employment and Change in Control Arrangements").

(3)
Under the terms of his Restricted Stock Agreement, dated November 19, 1998, Mr. Balmuth was granted 300,000 shares that vest as follows: 100,000 shares on October 15, 2001 and 200,000 shares on October 15, 2002. Under the terms of his Restricted Stock Agreement, dated August 14, 2000, Mr. Peters was granted 400,000 shares that vest as follows: 125,000 on August 14, 2002, 125,000 shares on August 14, 2003, and 150,000 shares on August 14, 2004. At February 3, 2001, unvested shares of restricted stock were held by: Mr. Balmuth, 350,000 shares with a market value of $7,590,625; Mr. Peters, 400,000 shares with a market value of $8,675,000; Mr. Gluck, 95,500 shares with a market value of $2,071,156; Ms. Jamieson, 102,000 shares with a market value of $2,212,125; and Ms. Levy, 102,000 shares with a market value of $2,212,125. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4)
The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their base salary compensation. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary—up to 100%. For every dollar that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, or statutory limits (whichever is lower), the company also contributes one dollar. The employer contribution to the 401(k) Plan vests fully after the employee's fourth year of employment. The employer contribution to the Deferred Compensation Plan vests immediately. The amounts listed for 2000, 1999 and 1998 for Mr. Balmuth, Mr. Gluck, Ms. Jamieson and Ms. Levy consist of company contributions made for the account of these executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan. The amount listed for 2000 for Mr. Peters consists of reimbursement and associated tax gross-ups for moving expenses.

(5)
Mr. Peters joined the company effective August 14, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information with respect to the Named Executive Officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 2000. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

	Individual Grants
		% of Total Options Granted to Employees in Fiscal Year (2)
	Number of Securities Underlying Options Granted (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
			Exercise or Base Price ($/Sh) (1)
				Expiration Date (3)
Name and Principal Position					0%	5%	10%
Michael Balmuth Vice Chairman of the Board & Chief Executive Officer	0	0%	n/a	n/a	$0	$0	$0
James C. Peters President & Chief Operating Officer	800,000	36.9%	$16.84	8/14/10	$0	$8,474,355	$21,475,680
Barry S. Gluck Senior Vice President & General Merchandising Manager	36,000	1.7%	$22.06	3/16/10	$0	$499,500	$1,265,830
Irene A. Jamieson Senior Vice President & General Merchandising Manager	36,000	1.7%	$22.06	3/16/10	$0	$499,500	$1,265,830
Barbara Levy Senior Vice President & General Merchandising Manager	36,000	1.7%	$22.06	3/16/10	$0	$499,500	$1,265,830

(1)
All options listed in the above table were granted on March 16, 2000, except the grant of 800,000 shares to Mr. Peters, which was awarded on August 14, 2000. All options were granted with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 2000 to those executive officers listed in the table vest monthly in increments that increase annually over a three-year period from the date of grant, except for Mr. Peters' grant, which vests monthly in increments that increase annually over a four-year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

(2)
A total of 2,169,976 shares were granted in the form of non-qualified stock options during fiscal 2000 to all participants in the 1992 Stock Option Plan and the 2000 Equity Incentive Plan. No grants were made to officers of the company under the 2000 Equity Incentive Plan. No incentive stock options were granted during 2000.

(3)
All non-qualified stock option grants made under the 1992 Stock Option Plan have a term of ten years from the date of grant.

(4)
The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

    The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during fiscal 2000 and unexercised options held as of the end of fiscal 2000.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(3)
Michael Balmuth Vice Chairman of the Board & Chief Executive Officer	25,000	$219,793	630,000/0	$2,883,125/$0
James C. Peters President & Chief Operating Officer	0	$0	33,333/766,667	$161,457/$3,875,000
Barry S. Gluck Senior Vice President & General Merchandising Manager	10,000	$142,994	111,000/31,000	$766,807/$0
Irene A. Jamieson Senior Vice President & General Merchandising Manager	0	$0	96,998/31,000	$476,108/$0
Barbara Levy Senior Vice President & General Merchandising Manager	0	$0	83,666/31,000	$285,578/$0

(1)
The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

(2)
All options granted to the named executive officers were made under the terms of the company's 1992 Stock Option Plan. Stock options granted since March 2000 are exercisable as to vested shares only. Stock options granted prior to March 2000 are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. As a result, a portion of the exercisable shares shown in the table above are unvested and subject to the right of repurchase by the company if exercised before fully vested. Under the terms of these stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price upon termination of the optionee's employment with the company.

(3)
The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable and unexercisable in-the-money shares by the difference between the closing price ($21.6875) of Ross Stores, Inc.'s common stock on February 2, 2001 (the last trading date of the fiscal year), as reported on the Nasdaq National Market and the exercise price per share of the shares. A portion of the exercisable shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores, Inc. common stock and the comparative indices was $100 on January 31, 1996 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The company began paying dividends during 1994. The graph is a historical representation of past performance only and is not necessarily indicative of future returns to stockholders.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX

	1996	1997	1998	1999	2000	2001
ROSS STORES, INC	100	207	330	403	264	449
S&P 500	100	126	160	212	231	230
S&P RETAIL COMPOSITE	100	119	177	290	296	313

Compensation of Directors

    During fiscal 2000, directors who were not employees of the company ("non-employee directors") received an annual retainer fee of $30,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For fiscal 2001, non-employee directors will receive an annual retainer of $31,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each Board committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will receive an additional $5,000 annual retainer. Travel expenses are reimbursed. During the term of his consultant agreement, Mr. Ferber has waived his right to the non-employee director's fees. (See below for a discussion of Mr. Ferber's agreement.)

    Non-employee directors are eligible to receive stock options granted automatically under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides an initial option for 20,000 shares to newly elected directors and an annual option for 4,000 shares to each incumbent director. Mr. Ferber waived his right to receive the initial grant but remains eligible to receive the 4,000 share option granted annually. During fiscal 2000, each of Messrs. Ferber, Higby, Moldaw, Orban, Schlein and Seiler was granted an option to purchase 4,000 shares of common stock under the Directors Plan on June 7, 2000, with an exercise price of $17.94, which was the closing price of the company's common stock as reported on the Nasdaq National Market on that date. Ms. Garrett was granted an option to purchase 20,000 shares of common stock under the Directors Plan with an exercise price of $16.56, which was the closing price of the company's common stock as reported in the Nasdaq National Market on December 12, 2000, the effective date of her election to the Ross Stores, Inc. Board of Directors.

    Norman A. Ferber.  Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the company that became effective February 1, 2000 and was amended on January 10, 2001. The agreement extends through January 31, 2002 ("Consultancy Termination Date"). While he serves as a consultant to the company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive equity grants under the Directors Plan.

    In the event there is a change in control of the company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

    Additionally, effective February 1, 2000 the company entered into a Retirement Benefit Package Agreement ("Benefit Agreement") with Mr. Ferber. The Benefit Agreement provides that the company, or its successor, will provide at no cost to Mr. Ferber health and other benefits under the company's plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse. In addition, the company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber and his spouse. The agreement further states that if, as a result of Mr. Ferber's status as a consultant to the company, he is ineligible to participate in any of the company's employee benefit plans, the payments made under this Benefit Agreement shall be increased to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Benefit Agreement states that the company will provide administrative support for Mr. Ferber as long as he serves as a member of the company's Board of Directors.

    Stuart G. Moldaw.  In addition to compensation received as a non-employee Board member, Mr. Moldaw receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premium of $128,560 on a split dollar life insurance policy, with a face value of $3.5 million. In the most recent fiscal year, $12,615 of the premium was reported as taxable compensation to Mr. Moldaw and approximately $115,945 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums for an executive medical insurance policy for Mr. Moldaw and his spouse. (See also "Certain Transactions.")

Compensation Committee Interlocks and Insider Participation

    Mr. Orban and Mr. Schlein served on the Compensation Committee of the Board of Directors for the past fiscal year. There are no interlocking relationships between officers of the company and members of the Compensation Committee.

Employment Contracts, Termination of Employment and Change in Control Arrangements

    Michael Balmuth.  The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement effective March 22, 2001, with a term that currently runs through January 29, 2005. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $881,000. In the event (i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Balmuth resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company. In addition, the company will provide at no cost to Mr. Balmuth and his spouse health and other benefits under the company's benefit plans until their respective deaths, contingent upon Mr. Balmuth remaining employed through the term of his employment agreement, unless his termination occurs due to disability, or is without good cause or for good reason.

    In the event there is a change in control of the company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, Mr. Balmuth's employment is terminated either by the company without cause or he resigns for good reason, in addition to those compensation benefits listed above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

    James C. Peters.  The company and James C. Peters, President and Chief Operating Officer, entered into an employment agreement as of August 14, 2000, with a term that expires on July 31, 2004. The employment agreement provides that Mr. Peters will receive an annual salary of not less than $775,000. The employment agreement also provided for a signing bonus in the amount of $3,000,000 that was payable on the effective date of the agreement and a guaranteed bonus in the amount of $600,000 for fiscal 2000 to be paid in March 2001. In the event (i) Mr. Peters' employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Peters would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Peters would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Peters resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company.

    In the event there is a change in control of the company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Peters would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Peters would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Peters would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, Mr. Peters' employment is terminated either by the company without cause or he resigns for good reason, Mr. Peters would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

    Barry S. Gluck, Irene A. Jamieson and Barbara Levy.  The company entered into employment agreements with its Senior Vice Presidents and General Merchandising Managers—Barry S. Gluck, Irene A. Jamieson and Barbara Levy—on April 1, 2000. The terms are the same for each employment agreement, unless otherwise noted. Each of the employment agreements extends through March 31, 2004. Upon notice from the officer, at specified times, the Board will consider extending the terms of these agreements. The agreements with Mr. Gluck, Ms. Jamieson and Ms. Levy provide that each will receive an annual salary of not less than $436,000. In the event (i) the officer's employment involuntarily terminates due to disability; (ii) the company terminates his or her employment without cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by the officer would become fully vested. He or she also would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

    In the event there is a change in control of the company, the term of each officer's employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year payable with his or her salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, the officer's employment is terminated either by the company without cause or he or she resigns for good reason, the officer would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his or her then current salary plus (ii) the greater of the most recent bonus paid to him or her or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the terms of his employment agreement. In addition, the officer would be entitled to continuation of health and estate planning benefits for two years following his or her termination. Additionally, in both of the above situations, the officer would be reimbursed for any excise taxes he or she pays pursuant to Internal Revenue Code Section 4999.

    Participants in the Restricted Stock Plan and Option Plan.  Under the terms of the individual agreements for each participant in the company's Restricted Stock Plan and Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change in control of the company, any unvested shares of restricted stock automatically become vested shares, and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

Certain Transactions

    On August 11, 2000, the company made an interest-free relocation loan of $2,500,000 to Mr. Peters, secured by a deed of trust on his principal residence. All outstanding principal under the loan is due and payable on the earliest to occur of (i) July 31, 2008, (ii) 120 days following any termination of Mr. Peters' employment with the company, or (iii) any sale, transfer or hypothecation of all or any part of the property referenced in the deed of trust.

    The company leases one store in Roseville, California from entities affiliated with Stuart G. Moldaw, a current director. The Roseville, California store is leased from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 2000, the company paid $337,800 in rent. Mr. Moldaw's and his trusts' interest in the partnership total 40.4%. The company believes that the general terms and conditions of the lease, including the rental payments by the company, are on prevailing market terms.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and holders or more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of company Common Stock. The company believes that during fiscal 2000, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements with the exception of a late Form 3 filing by Sharon D. Garrett, a new member of the Board of Directors.

PROPOSAL 1
ELECT CLASS III DIRECTORS

    If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

Vote Required and Board of Directors' Recommendation

    The plurality of the votes cast by the shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

    The Board of Directors unanimously recommends that the stockholders vote FOR the two Class III nominees listed under "Information Regarding Nominees and Incumbent Directors."

PROPOSAL 2
APPROVE AMENDED AND RESTATED
ROSS STORES, INC. INCENTIVE COMPENSATION PLAN

Background

    The stockholders are being asked to approve the company's Amended and Restated Ross Stores, Inc. Incentive Compensation Plan ("Incentive Plan"). The Incentive Plan is designed to provide members of the company's management and certain key employees with financial incentives to meet or exceed pre-determined financial goals of the company. Exceeding the profit performance goal results in a larger incentive award payment for each participant and failure to achieve the profit performance goal will substantially reduce or eliminate the incentive award payment.

    Compensation paid under the Incentive Plan is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to any of the company's chief executive officer or its next four most highly compensated executive officers (the "covered employees") may be limited to the extent that it exceeds $1.0 million in any one year. However, the company can continue to deduct compensation in excess of that amount if the compensation qualifies as "performance-based compensation." In order that the company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the plan as described below is being submitted to stockholders for their approval. By approving the Incentive Plan, the stockholders will be approving, among other things, the participant eligibility requirements, the performance criteria on which awards are based and the maximum dollar amount of compensation that may be paid to any participant under an Incentive Plan award in any fiscal year. If the stockholders do not approve these terms, future payments that otherwise would have been made to covered employees under the Incentive Plan will not be made.

Vote Required

    The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. Abstentions will be counted as present in determining if a quorum is present and will be counted as if voted against this proposal. Broker non-votes will be counted as present in determining if a quorum is present but will have no effect on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the Incentive Plan.

Summary of the Incentive Plan

    The following summary of the Incentive Plan is qualified in its entirety by the specific language of the Incentive Plan. Copies of the Incentive Plan are available to any stockholder upon request addressed to Investor Relations, Ross Stores, Inc., 8333 Central Avenue, Newark, California 94560.

    Eligible participants in the Incentive Plan are the officers of the company and those employees designated as Regional Area Managers, District Managers, Directors, Buyers, Counselors, Key Employees, First Line Employees and other employees designated by the Compensation Committee. During the fiscal year ended February 3, 2001, a total of 545 employees participated in the Incentive Plan.

    The Compensation Committee establishes a profit performance goal for each fiscal year and a threshold for incentive award payments set at a percentage of the profit performance goal, below which no incentive award is payable, except to those participants, other than Executive Officers, whose performance is rated as "exceptional" during the fiscal year. For this purpose, "Executive Officer"

means a person who, on the last day of the fiscal year, is the Chief Executive Officer, President, an Executive Vice President or Senior Vice President of the company. In the event the threshold for incentive award payments is not achieved, but the company is profitable, those participants (excluding Executive Officers) who receive an "exceptional" individual performance rating will be paid the amount of incentive award that would otherwise have been payable had 100% of the profit performance goal been achieved and had the person received a performance rating of "good." Target awards will be expressed as a percentage of the participant's base salary.

    The profit performance goal is established to reflect operating performance. For purposes of the Incentive Plan, "profit" means adjusted pretax earnings of the company, prior to the payment of the incentive awards and excluding extraordinary items. Extraordinary items are determined by the Compensation Committee and are significant unanticipated and/or non-recurring items or changes in accounting standards that would impact the year's pretax earnings either positively or negatively. The individual bonus targets and the profit performance goal will be adopted by the Compensation Committee in its sole discretion with respect to each performance period no later than the latest time permitted by Section 162(m) of the Code.

    In setting the target awards and performance goals for a fiscal year, the Compensation Committee will establish threshold (or minimum), target and maximum award payment levels which apply depending upon the participant's position and the actual level of performance achieved. The payout levels for differing positions and performance results will be established by the Compensation Committee for each fiscal year, with payouts which increase or decrease as performance increases or decreases, depending upon the extent to which the pre-determined goals for a fiscal year are achieved or exceeded. After the end of each fiscal year, and prior to any payment being made under the Incentive Plan, the Compensation Committee must certify in writing the extent to which the performance goals were achieved or exceeded.

    Under the Incentive Plan, all awards are paid in cash. In its discretion, the Compensation Committee may increase or decrease incentive award payments to participants who are not Executive Officers based on their individual job performance for the year. However, the Compensation Committee will have no discretion or authority to increase the amount of an incentive award paid to an Executive Officer in excess of the amount determined under the incentive award formula applicable to such participant. In addition, under no circumstances may the maximum award payable to any participant under the Incentive Plan for any fiscal year exceed one million five hundred twenty-two thousand dollars ($1,522,000). If a participant's employment with the company is terminated, unless by death, disability or involuntary termination other than for cause prior to the end of a fiscal year, the participant will not be entitled to receive payment of an award for that fiscal year. If a participant's employment terminates prior to the end of the fiscal year due to death, disability or involuntary termination other than for cause, then the company will pay a pro rata portion of the incentive award payment that the participant would have otherwise received for such fiscal year.

    Except as otherwise provided in an agreement between the participant and the company, in the event of a change in control of the company, the participant's Incentive Plan award will become payable in an amount determined as if 100% of the applicable performance goal had been attained for the fiscal year, pro rated, however, for the period of the participant's service during the fiscal year prior to the change in control.

    The Compensation Committee may amend the Incentive Plan at any time; subject, however, to any stockholder approval required under Section 162(m) in order that awards made to the participants thereunder remain eligible as deductible expense to the company for federal tax purposes.

Pro Forma Benefits Under Incentive Plan

    The awards to be paid under the Incentive Plan for future years are not determinable now. The following table shows the awards paid under the Incentive Plan in March 2001 for the company's 2000 fiscal year. Non-employee directors are not eligible to participate in the company's Incentive Plan.

INCENTIVE COMPENSATION PLAN

Name & Position	Dollar Value
Michael Balmuth—Vice Chairman & Chief Executive Officer	$298,700
James C. Peters, President & Chief Operating Officer(1)	$130,784
Barry S. Gluck, Senior Vice President & General Merchandising Manager	$131,126
Irene A. Jamieson, Senior Vice President & General Merchandising Manager	$130,829
Barbara Levy, Senior Vice President & General Merchandising Manager	$130,532
Executive Officers as a group (12 persons, including the above)	$1,322,632
Eligible employees as a group (533 persons, excluding executive officers)(2)	$5,324,659

(1)
Mr. Peters received a total bonus of $600,000 in March 2001, $130,784 of which was paid under the Incentive Plan and $469,216 of which was paid in the form of a guaranteed bonus under the terms of his Employment Agreement with the company.

(2)
As described previously, not all employees are eligible to participate in the company's Incentive Compensation Plan.

PROPOSAL 3
RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending February 2, 2002. Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has acted in such capacity since 1982. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors' Recommendation

    The affirmative votes of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 2, 2002.

PROXY SOLICITATION

    The cost of solicitation of proxies will be borne by the company. The company has retained MalCon Proxy Advisors, Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of approximately $5,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than December 31, 2001 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.

By Order of the Board of Directors,
/s/John G. Call John G. Call Corporate Secretary
Dated: April 30, 2001

APPENDIX A

ROSS STORES, INC. 2001 PROXY STATEMENT

ROSS STORES, INC.
AUDIT COMMITTEE CHARTER

Role and Independence

    The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, or would otherwise cause noncompliance with the NASDAQ listing or Securities and Exchange Commission (SEC) requirements on member independence. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed annually and updated by the Committee as needed and included in the company's proxy statement at least every three years.

Responsibilities

    The Audit Committee's primary responsibilities include:

  •
  A recommendation to the Board for the selection, evaluation and retention of the independent accountants that audit the financial statements of the corporation. Such independent accountant is accountable to the Audit Committee and the Board. In the process, the Committee will discuss and consider the independent accountant's written affirmation that they are in fact independent, will discuss the nature, rigor, and proposed scope of the audit process, receive and review all reports and will provide to the independent accountant full access to the Committee (and the Board) to report on any and all appropriate matters.

  •
  Guidance and oversight to the internal audit function of the corporation, including review of the organization, plans and results of such activity.

  •
  Review of annual and quarterly financial statements. Meet with management and the independent accountant to discuss the clarity, consistency and completeness of the financial statements and related disclosures, as well as any other matters that are required to be communicated to the Committee under generally accepted auditing standards.

  •
  Discussion with management and auditors on the quality and adequacy of the company's internal controls, policies, procedures and practices.

  •
  Review of legal and regulatory matters that may have a material impact on the financial statements and related company compliance policies.

  •
  Preparation of a report of Audit Committee activities for inclusion in the company's proxy statement. In this report the Audit Committee will state that it has:

  1.
  Reviewed and discussed the audited financial statements with management.

    2.
    Reviewed with the independent accountants those matters required to be discussed by generally accepted auditing standards.

    3.
    Held a discussion with the independent accountants regarding their independence and received written affirmation that they are independent.

    4.
    Recommended to the Board, based on the review and discussions described above, that the company's audited financial statements be included in the company's Annual Report on Form 10-K.

AMENDED AND RESTATED
ROSS STORES, INC.
INCENTIVE COMPENSATION PLAN

(As Amended Effective March 16, 2000)

    1.  ESTABLISHMENT, PURPOSE, TERM OF PLAN.

      1.1 Establishment. The Ross Stores, Inc. Incentive Compensation Plan is hereby amended and restated in its entirety as the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan (the "Plan") effective as of March 16, 2000 (the "Effective Date").

      1.2 Purpose. The purposes of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to management and other key employees of the Company to meet or exceed pre-established, corporate profit performance and individual performance goals.

      1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee.

    2.  DEFINITIONS AND CONSTRUCTION.

      2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

        (a) "Award" means an incentive award granted under the Plan.

        (b) "Award Formula" means, for any Award granted to a Participant, a formula or table establishing the percentage of the Participant's base salary, as in effect on the last day of the Fiscal Year with respect to which such Award was granted, that will become payable (except as otherwise provided by the Plan) as a cash bonus at one or more specified thresholds of attainment of the Performance Goal for the Fiscal Year.

        (c) "Board" means the Board of Directors of the Company.

        (d) "Cause" means, unless otherwise defined by a contract of employment between the Participant and the Company, any of the following: (i) the Participant's theft, dishonesty, or falsification of any Company documents or records; (ii) the Participant's improper use or disclosure of the Company's confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on the Company's reputation or business; (iv) the Participant's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant's ability to perform his or her duties with the Company.

        (e) "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

        (f)  "Change in Control" means the occurrence of any of the following:

          (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company's then-outstanding voting stock; or

          (ii) an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or, in the event of a sale of assets, of the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)").

    For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

        (g) "Committee" means the Compensation Committee or other committee of one or more members of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

        (h) "Company" means Ross Stores, Inc. a Delaware corporation, or any successor corporation thereto.

        (i)  "Disability" means a long-term disability as defined by the long-term disability plan established by the Company for its employees.

        (j)  "Employee" means any person treated as an employee (including an officer or a member of the Board who is also treated as an employee) in the records of the Company.

        (k) "Executive Officer" mean a person who, on the last day of a Fiscal Year, is then serving as the Chief Executive Officer, the President, an Executive Vice President or a Senior Vice President of the Company.

        (l)  "Fiscal Year" means a fiscal year of the Company.

        (m) "Outside Director" means a member of the Board who (i) is not a current employee of the Company or a member of an affiliated group of corporations within the meaning of Section 162(m) of the Code (together with the Company, the "Affiliated Group"); (ii) is not a former employee of the Affiliated Group who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Affiliated Group; and (iv) does not receive remuneration within the meaning of Section 162(m) of the Code from the Affiliated Group, either directly or indirectly, in any capacity other than as a member of the Board.

        (n) "Participant" means a person who has been granted one or more Awards.

        (o) "Performance Goal" means a target level of the pretax earnings of the Company determined in accordance with generally accepted accounting principles but prior to the accrual or payment of any Award and excluding the impact (whether positive or negative) thereon of any change in accounting standards or extraordinary, unusual or nonrecurring item, as determined by the Committee.

        (p) "Service" means a Participant's employment with the Company in the capacity of an Employee. A Participant's Service shall be deemed to have terminated if the Participant ceases to be an Employee, even if the Participant continues to render service to the Company in a capacity other than as an Employee or commences rendering service to a parent or subsidiary of the Company. A Participant's Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant's Service has terminated and the effective date of such termination.

      2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

    3.  ADMINISTRATION.

      3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

      3.2 Administration in Compliance with Section 162(m). The Board shall establish a Committee of composed solely of two or more Outside Directors to administer the Plan with respect to any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m) of the Code.

      3.3 Authority of Officers. Any Executive Officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Executive Officer has apparent authority with respect to such matter, right, obligation, determination or election.

      3.4 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

        (a) to determine the persons to whom, and the time or times at which Awards shall be granted;

        (b) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical);

        (c) to amend or modify any Award or to waive any restrictions or conditions applicable to any Award;

        (d) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

        (e) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

      3.5 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

    4.  ELIGIBILITY AND AWARD LIMITATION.

      4.1 Persons Eligible for Awards. Awards may be granted only to Employees who are officers of the Company or who are designated as District Managers, Directors, Buyers, Counselors, Regional Area Managers, Key Employees, First Line Employees or are otherwise Employees selected by the Committee. No person whose Service commences or recommences after October 31 of any Fiscal Year shall be eligible to be granted an Award with respect to such Fiscal Year.

      4.2 Maximum Award. No Participant may be granted an Award which would result in the Participant receiving in settlement of the Award for any Fiscal Year an amount in excess of $1,522,000, representing 200% of the salary of the Chief Executive Officer of the Company as in effect on May 30, 1996, the date of approval of the Plan by the Company's stockholders.

    5.  GRANT OF AWARDS.

    Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Awards in such amounts and upon such conditions as it shall determine, subject to the following:

      5.1 Establishment of Performance Goal and Award Formulas. For each Fiscal Year in which an Award is to be granted, the Committee shall establish in writing (a) the Performance Goal applicable to any and all Awards which may be granted for such Fiscal Year and (b) the respective Award Formula to be applicable to each Award which may be granted for such Fiscal Year. The Committee may, in its discretion, establish different Award Formulas applicable to different classes, categories, positions or organizational levels of Participants or to individual Participants. In establishing the Performance Goal and Award Formulas, the Committee shall take into account the recommendations of the Management Committee of the Company. Unless otherwise permitted in compliance with the requirements under Section 162(m) of the Code with respect to "performance-based compensation," the Committee shall establish the Performance Goal applicable to a Fiscal Year and the applicable Award Formulas no later than the earlier of (a) the date ninety (90) days after the commencement of the Fiscal Year or (b) the date on which 25% of the Fiscal Year has elapsed, and, in any event, at a time when the outcome of the Performance Goal remains substantially uncertain. Once established for a Fiscal Year, the Performance Goal and Award Formulas (except as provided in Section 5.2 or Section 6.2) shall not be changed.

      5.2 Discretionary Adjustment of Award Formulas. In its discretion, the Committee may, either at the time it grants an Award or at any time thereafter, provide for the adjustment of the Award Formula applicable to an Award granted to any Participant who is not an Executive Officer to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine. However, once established in accordance with Section 5.1, the Committee shall have no discretion to alter an Award Formula applicable to any Award granted to an Executive Officer.

      5.3 New or Promoted Employees. Any Award granted by the Committee to an Employee who becomes eligible to participate in the Plan following the commencement of a Fiscal Year, whether as a result of hiring or promotion, shall provide for an Award Formula prorated on the basis the length of the Fiscal Year remaining from the date on which the Employee becomes eligible to participate. If a Participant previously granted an Award for a Fiscal Year is promoted to a position within a category of Participants for which the Committee has established a more favorable Award Formula, the more favorable Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year remaining from the date of the Employee's promotion, and the original Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year preceding the date of promotion. Notwithstanding the foregoing, no discretionary adjustment pursuant to Section 5.2 or Section 6.2 may be made to any Award held by a Participant who is promoted to a position of Executive Officer following the commencement of a Fiscal Year.

      5.4 Notice to Participants. The Company shall notify each Participant of the terms of the Award granted to him or her for the Fiscal Year, including the Performance Goal and Award Formula.

    6.  SETTLEMENT OF AWARDS.

      6.1 Determination of Final Award Values. As soon as practicable following the completion of each Fiscal Year, the Committee shall certify in writing the extent to which the applicable Performance Goal has been attained and the resulting final values of the Awards for such Fiscal Year earned by the Participants and to be paid upon settlement of the Awards in accordance with the applicable Award Formula. Except as provided in Section 6.2, the Committee shall have no discretion to increase the value of an Award payable upon its settlement in excess of the amount called for by the terms of the applicable Award Formula on the basis of the degree of attainment of the Performance Goal as certified by the Committee.

      6.2 Adjustment for Exceptional Individual Performance. In the event that the Performance Goal is not attained for a Fiscal Year, but the Company is profitable in the judgment of the Committee, those Participants who are not Executive Officers and who have received an individual performance appraisal rating of "exceptional" shall be eligible to receive the amount of the final Award value that would have become payable to the Participant under the applicable Award Formula had 100% of the Performance Goal been attained and had the Participant received an individual performance appraisal rating of "good."

      6.3 Effect of Leaves of Absence. Unless otherwise required by law, payment of the final value of an Award held by a Participant who has taken in excess of seven (7) days of military leave, sick leave or other approved leaves of absence during the Fiscal Year shall be prorated on the basis of the number of days of the Participant's Service during the Fiscal Year during which the Participant was not on a leave of absence.

      6.4 Notice to Participants. As soon as practicable following the Committee's determination and certification in accordance with Section 6.1, the Company shall notify each Participant of the determination of the Committee.

      6.5 Payment in Settlement of Awards. As soon as practicable following the Committee's determination and certification in accordance with Section 6.1, payment shall be made to each eligible Participant of the resulting final value, if any, of such Participant's Award (subject to applicable tax withholding). Except as otherwise provided in Section 7, no Participant shall be eligible to receive a payment under any Award unless the Participant remains an active, full-time

  Employee on the last day of the Fiscal Year applicable to such Award. For this purpose, a Participant on an approved leave of absence shall be deemed to be an active Employee. All such payments shall be made in cash or by check.

      6.6 Tax Withholding. The Company shall have the right to deduct from any and all payments made under the Plan or otherwise all federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to any such payment.

    7.  EFFECT OF TERMINATION OF SERVICE.

      7.1 Death or Disability. If a Participant's Service terminates because of the death or Disability of the Participant prior to the completion of the Fiscal Year applicable to an Award held by the Participant, the final value of the Award shall be determined under the Award Formula by the extent to which the applicable Performance Goal is attained with respect to the entire Fiscal Year and by assuming for the purpose of this determination that the Participant (if not an Executive Officer) has received an individual performance rating of "good;" provided, however, that the resulting amount shall be prorated on the basis of the number of days of the Participant's Service during the Fiscal Year. Payment shall be made following the end of the Fiscal Year in the manner provided in Section 6.

      7.2 Involuntary Termination. If a Participant's Service is involuntarily terminated by the Company for any reason other than Cause (an "Involuntary Termination") prior to the completion of the Fiscal Year applicable to an Award held by the Participant, the final value of the Award shall be determined under the Award Formula by the extent to which the applicable Performance Goal is attained with respect to the entire Fiscal Year and by assuming for the purpose of this determination that the Participant (if not an Executive Officer) has received an individual performance rating of "good;" provided, however, that the resulting amount shall be prorated on the basis of the number of days of the Participant's Service during the Fiscal Year. Payment shall be made following the end of the Fiscal Year in the manner provided in Section 6.

      7.3 Other Termination of Service. If a Participant's Service terminates for any reason other than death, Disability or Involuntary Termination prior to the completion of the Fiscal Year applicable to an Award held by the Participant, the Participant shall immediately forfeit the Award and shall be entitled to receive no payment therefor.

    8.  CHANGE IN CONTROL.

      8.1 Effect of Change in Control. Unless otherwise provided by a contract of employment between the Participant and the Company, in the event of the consummation of a Change in Control prior to the completion of the Fiscal Year applicable to the Participant's Award, then the Award shall become payable, effective as of the date of the Change in Control, in the amount that would constitute the final value of the Award determined in accordance with the Award Formula had 100% of the Performance Goal for the Fiscal Year been attained and had the Participant (if not an Executive Officer) received an individual performance rating of "good;" provided, however, that such amount shall be prorated on the basis of the number of days of the Participant's Service during the Fiscal Year prior to the date of the Change in Control. Subject to Section 8.2, payment pursuant to this Section 8.1 (subject to applicable tax withholding) shall be made in cash or by check as soon as practicable following the date of the Change in Control.

      8.2 Federal Excise Tax Under Section 4999 of the Code.

        (a) Excess Parachute Payment. In the event that any payment pursuant to an Award and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any payment called for under the Award in order to avoid such characterization.

        (b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.2(a), upon the occurrence of any event that might reasonably be anticipated to give rise to a payment under Section 8.1 (an "Event"), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the "Accountants"). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.2(b).

    9.  AMENDMENT OR TERMINATION OF THE PLAN.

    The Plan, as set forth in this document, represents the general guidelines the Company presently intends to utilize to determine what Awards, if any, will be granted and paid. If, however, at the sole discretion of the Committee, the Company's best interest is served by applying different guidelines to certain individuals, or to individuals under special or unusual circumstances, it reserves the right to do so by notice to such individuals at any time, or from time to time. To the extent that such applications are contrary to any provisions of the Plan, the Plan will be deemed amended to such extent. The Committee may terminate or amend the Plan at any time; provided, however, that in amending the Plan the Committee shall take into account whether the approval of the Company's stockholders of such amendment may be required in order to continue to qualify amounts paid pursuant to the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code.

    10. MISCELLANEOUS PROVISIONS.

      10.1 Nontransferability of Awards. Prior to settlement in accordance with the provisions of the Plan, no Awards may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant.

      10.2 Rights as Employee. No person, even though eligible pursuant to Section 4, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or interfere with or limit in any way the right of the Company to terminate the Participant's Service at any time.

      10.3 Beneficiary Designation. Each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation shall be subject to the consent of the Participant's spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.

      10.4 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

      10.5 Applicable Law. The Plan shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

      10.6 Continuation of Prior Version of the Plan as to Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, each Award outstanding prior to the Effective Date shall continue to be governed by the terms of the version of the Plan as in effect on the date of grant of such Award. For purposes of the preceding sentence, such prior version of the Plan includes the Ross Stores, Inc. Incentive Compensation Plan adopted on May 30, 1996.

    IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan as duly adopted by the Board on March 16, 2000.

Secretary

PLAN HISTORY

March 14, 1988	Board adopts Incentive Compensation Plan ("Initial Plan")
May 30, 1996	Stockholders approve Initial Plan.
March 16, 2000	Board amends and restates Initial Plan as the Amended and Restated Incentive Compensation Plan.

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 31, 2001 at 11:00 a.m. PDT, at the company's corporate offices, 8333 Central Avenue, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

    WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
YOUR VOTE IS IMPORTANT TO THE COMPANY

- FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:	/x/	Please mark your votes as indicated in this example
Proposal 1.	To elect two Class III Directors for a three-year term as proposed in the accompanying Proxy Statement.	/ /	FOR all nominees listed (except as marked to the contrary)	/ /	WITHHOLD AUTHORITY to vote for all nominees listed
Norman A. Ferber	James C. Peters
INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
______________________________________________________
		FOR	AGAINST	ABSTAIN
Proposal 2.	To approve the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan.	/ /	/ /	/ /

		FOR	AGAINST	ABSTAIN
Proposal 3.	To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 2, 2002.	/ /	/ /	/ /

Proposal 4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 30, 2001; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended February 3, 2001 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.
Signature(s)____________________________________________________________	Dated____________, 2001

- FOLD AND DETACH HERE -

QuickLinks

TABLE OF CONTENTS
PROXY SOLICITATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS
ROSS STORES, INC. BOARD OF DIRECTORS AUDIT COMMITTEE REPORT
SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS
COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS
ROSS STORES, INC. BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS
STOCKHOLDER RETURN PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX
Compensation of Directors
Compensation Committee Interlocks and Insider Participation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Certain Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL 1 ELECT CLASS III DIRECTORS
PROPOSAL 2 APPROVE AMENDED AND RESTATED ROSS STORES, INC. INCENTIVE COMPENSATION PLAN
The Board of Directors unanimously recommends that the stockholders vote FOR approval of the Incentive Plan.
INCENTIVE COMPENSATION PLAN
PROPOSAL 3 RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 2, 2002.
PROXY SOLICITATION
TRANSACTION OF OTHER BUSINESS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
APPENDIX A ROSS STORES, INC. 2001 PROXY STATEMENT ROSS STORES, INC. AUDIT COMMITTEE CHARTER
AMENDED AND RESTATED ROSS STORES, INC. INCENTIVE COMPENSATION PLAN